Exhibit 99.1

For More Information Contact:

Christi Waarich

Senior Manager of Investor Relations

Pain Therapeutics, Inc.

cwaarich@paintrials.com

650-825-3324

FOR IMMEDIATE RELEASE

PAIN THERAPEUTICS ANNOUNCES

PROPOSED PUBLIC OFFERING OF COMMON STOCK

SOUTH SAN FRANCISCO, Calif. – September 22, 2004 – Pain Therapeutics, Inc. (Nasdaq: PTIE), a biopharmaceutical company, today announced that it plans to offer approximately 8 million shares of common stock pursuant to its currently effective shelf registration statement. The Company also intends to grant the underwriters of the offering a 30-day option to purchase an additional 1.2 million shares of common stock to cover over-allotments.

Citigroup Global Markets Inc., and UBS Securities LLC are acting as lead underwriters for the proposed offering. CIBC World Markets Corp., and Rodman & Renshaw, LLC will serve as co-managing underwriters.

A preliminary prospectus supplement was filed today with the Securities and Exchange Commission (SEC) and is available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and accompanying preliminary prospectus meeting the requirements of the Securities Act of 1933, as amended, when available, may be obtained upon request in writing to Citigroup Global Markets Inc., 388 Greenwich Street, 32nd Floor, New York, NY 10013 or UBS Securities LLC, 299 Park Avenue, New York, NY 10171.

This news release is neither an offer to sell nor the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction. The offering may be made only by means of a prospectus supplement and the accompanying prospectus.

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